FOR IMMEDIATE RELEASE         Contact:  Genesis Energy, L.P.
                                        Ross A Benavides
                                        Chief Financial Officer
                                        (713) 860-2528


GENESIS ENERGY, L.P. ANNOUNCES PAYMENT FROM ENRON AFFILIATE AND
          NEW $130 MILLION REVOLVING CREDIT FACILITY

       December 21, 2001 -- Genesis Energy, L.P. (AMEX:GEL) announced today that it received approximately $21 million from Enron Reserve Acquisition Corporation for the delivery of 955,000 net barrels of crude oil in November. Enron Reserve Acquisition has no additional obligations to Genesis Energy under the terms of the delivery contract, and Genesis Energy has no other potential exposure to Enron Corporation or its affiliated entities. As a result, Genesis settled its payment obligations to trade counterparties in the normal course and is in compliance with its existing credit facilities.

       On December 20, Genesis Energy received a commitment from Citicorp North America, Inc. ("CNAI") to provide a two-year $130,000,000 Senior Secured Revolving Credit Facility. CNAI is an affiliate of Salomon Smith Barney Holdings Inc, the owner of the general partner to Genesis. The new facility will be used to refinance existing obligations and for general corporate purposes. Of the total, $25,000,000 will be available in the form of loans for working capital. The transaction, which is subject to customary closing conditions, is scheduled to close no later than December 28, 2001. The CNAI facility will replace the current $100,000,000 master credit support agreement with Salomon Smith Barney and the $25,000,000 million working capital facility.

       The CNAI Revolving Credit Facility will contain provisions that prohibit distributions to Genesis' limited partners unless financial thresholds that will be specified in the Credit Agreement are met. Due to increased demands by counterparties for credit support as a result of Enron related events, Genesis Energy may be required to suspend its distributions beginning with the fourth quarter distribution of 2001 scheduled to be paid on February 14, 2002.

       "We are very pleased that the market functioned normally yesterday," said Mark Gorman, President and CEO of Genesis. "Difficult times test the strength of business relationships, and we thank all of our customers, lenders, employees and unitholders for their support during this period of uncertainty. We believe that the Enron matter strengthened the bonds we hold with our stakeholders and formed a stronger foundation for future growth."

       Genesis Energy, L.P., operates crude oil common carrier pipelines and is an independent gatherer and marketer of crude oil in North America, with operations concentrated in Texas, Louisiana, Alabama, Florida, Mississippi, New Mexico, Kansas and Oklahoma.

       This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Genesis believes that its expectations are based upon reasonable assumptions, its goals may not be achieved. Important factors that could cause actual results to differ materially from those in the forward looking statements herein include the timing and extent of changes in commodity prices for oil, ability to obtain adequate credit facilities, ability to make acquisitions, environmental risks, government regulation, the ability of the Company to meet its stated business goals and other risks noted from time to time in the Company's Securities and Exchange Commission filings.

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